Exhibit 3.4

AMENDMENT TO BYLAWS

On October 19, 2007, Bank of Florida – Corporation’s Board of Directors amended the Bylaws, so that Article VI, Section 1 now reads as follows:

ARTICLE VI

STOCK CERTIFICATES

Section 1 – GENERAL. The shares of the corporation shall be represented by certificates unless the board of directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by, the chairman or vice chairman of the board of directors, or the president or vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary, representing the number of shares registered in certificate form.